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Exhibit 10.8.1

EMPLOYMENT AGREEMENT
AMENDMENT

        This Employment Agreement Amendment (this "Amendment") is made as of September 27, 2002 (the "Effective Date"), by and between DPAC Technologies (formerly Dense-Pac Microsystems, Inc.), a California corporation (the "Company") and William M. Stowell (the "Executive").

        The following section of Mr. Stowell's employment agreement date June 7, 2001 is hereby amended to increase the severance period and outplacement period from 12 months to 18 months. All other conditions remain the same per the Employment Agreement contract dated June 7, 2001.

        As amended....

RECITALS

  (g)
  Severance Pay.    Except for termination of Executive's Employment by voluntary resignation (other then a change of control as defined in section 4(d)) or for Cause pursuant to Section 4(e), and subject to each of Sections 5(d) and 5(e), in the event the Company terminates the employment of Executive during the Employment Period, or upon the expiration of the Employment Period if the company provides notice of non-renewal, Executive shall be entitled to the additional consideration of, and the Company shall pay Executive, his then current Salary and continue his benefits under Section 3(c), 3(d) and 3(e) as in effect on the Termination Date for a period of eighteen (18) months following the Expiration Date, commencing on the Expiration Date. In addition (subject to forfeiture under Sections 5(d) and 5(e)), 100% of all unvested options issued under any of the Company's Stock Plans to Executive shall vest as of the termination date, and all such vested options shall immediately be exercisable. The amount of vesting and acceleration of the option's exercisability in the preceding sentence is separate from, and to the extent applicable in addition to, any vesting or acceleration that may apply to options granted Executive under any of the Company's Stock Plans. Notwithstanding anything to the contrary in any Stock Option Plan of the Company concerning the exercise of options by a person who is no longer an employee of the Company, the Company agrees that for purposes of exercising options, Executive will continue to be treated as an "Employee" as defined under each of the applicable Stock Plans through which Executive has been granted options with respect to the time within which Executive's options must be exercised.

  (h)
  Out-Placement Assistance.    Except for termination of Executive Employment for Cause pursuant to Section 4(e), or the voluntary termination by Executive of his Employment six months before or eighteen months following a Change of Control, upon the termination of Executive's employment, the Company will provide, at its sole expense, executive-level out-placement services to Executive at the out-placement provider of Executive's reasonable choice for a period not to exceed eighteen (18) months following Executive's Termination Date.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EXECUTIVE
/s/ WILLIAM M. STOWELL William M. Stowell
DPAC Technologies Corp.
/s/ TED BRUCE Ted Bruce Chief Executive Officer

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EMPLOYMENT AGREEMENT AMENDMENT